EXHIBIT 10.7.3

                           SUPPORT SERVICES AGREEMENT



                  THIS AGREEMENT, dated as of April 16, 1996, is between WALSH INTERNATIONAL INC., a Delaware corporation ("Walsh") and SOURCE INFORMATICS INC., a Delaware corporation ("Source").
                  WHEREAS, pursuant to the Master Reorganization Agreement, dated as of the date hereof (the "Master Agreement"), between Walsh and Source, Walsh has agreed to transfer to Source certain of Walsh's assets including products and services that are based on proprietary databases of prescriptions dispensed in the United States and in other countries and designed to be used by the pharmaceutical industry in sales force compensation, territory realignment and focused promotion (the "Source Business"); and
                  WHEREAS, in spite of the formation of a Source business distinct from Walsh and Source having its own management and professional staff, Walsh nevertheless wishes to avail itself, during a transition period after consummation of the transfer to Source of the Source Business, of the support of certain functional support and consulting services of Source to assure continuity on Walsh's business operations; and
                  WHEREAS, Source is willing to make available to Walsh the functional support services required by Walsh or its subsidiaries under the following terms and conditions.




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                  NOW, THEREFORE, in view of the premises stated above and
of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.       SERVICES

         (a) Commencing with the Closing (the "Closing") of the transactions contemplated by the Master Agreement and, subject to the provisions of Paragraph 2, continuing thereafter for an initial period of 24 months, Source shall, or shall cause its subsidiaries to, provide the following functional support and consulting services to Walsh and its subsidiaries, as requested by Walsh or its subsidiaries.

 (i)     Executive Services;

                  (ii)     Human Resources Services;

                  (iii)    Financial Services; and

                  (iv) Any other functional support and consulting services of Source which are deemed by Walsh to be necessary or appropriate to reasonably assure continuity in its business operations.

         (b) Source shall cause such services to be provided so as to ensure that the transition after the transfer of the Source Business is conducted in an efficient and orderly manner.

         (c) In consideration for the services provided by Source and its subsidiaries pursuant to Clause 1(a), Walsh shall pay

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                  to Source a fee calculated quarterly based on an allocation of the actual costs to Source and its subsidiaries in providing the services hereunder. Within 10 days at the end of each calendar quarter Source shall provide Walsh with an analysis setting forth the amount of time spent by Source and its subsidiaries in providing services hereunder and the details of the remuneration (and other related costs) attributable to the personnel providing such services for the purposes of verifying the fee payable by Walsh to Source. The fee shall be payable by Walsh on the last day of April, July, October and January of each year.

2.       TERM OF AGREEMENT AND TERMINATION

         (a) This Agreement shall commence with the Closing and shall continue for a period of 24 months. Thereafter, this Agreement shall automatically be renewed for successive three-month periods unless either Walsh or Source notifies the other party in writing of its intention to terminate the Agreement, or specific services provided pursuant thereto, at least one month prior to the beginning of the applicable renewal period.

         (b) Either Walsh or Source may terminate this Agreement if the other has defaulted in any material obligation hereunder by giving at least 30 days written notice to the breaching party; provided, however, that if the


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                  breaching  party  corrects  such  default  within  said 30-day period, this Agreement shall continue in full force and effect.

         (c) Either Walsh or Source may terminate this agreement by immediate written notice of the other party becomes insolvent, or a court of competent jurisdiction enters an order or decree in respect of such party under any bankruptcy or similar law, approving a petition for reorganization or appointing a custodian for all or a substantial part of its assets or ordering the liquida- tion of such party.

3.       EXPENSES

         Walsh shall reimburse Source for all reasonable travel, accommodation, living and entertainment expenses actually incurred by the Source and its subsidiaries in providing any of the services specified in this Agreement.

4.       CONFIDENTIALITY

         For the purpose of enabling the Source to perform the services required by this Agreement, Walsh shall grant Source access to Walsh's premises, files and staff and shall fully disclose to the Source all confidential and proprietary information necessary to enable Source and its subsidiaries to provide the services hereunder. In addition to any covenants with respect to confidentiality contained in the Master Agreement, Source agrees that it shall, and shall cause its subsidiaries to,


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         maintain the confidentiality, and neither disclose to third parties nor use for its own purposes (except as separately agreed), all such information so disclosed to it; provided, however, that the obligation of confidentiality specified above shall not extend to: (i) information that is or subsequently becomes public knowledge through no fault of the Source Group; or to (ii) information that comes into the possession of the Source Group from a third party not under an obligation of confidentiality to Walsh or any of its subsidiaries.

5.       LIABILITY OF SOURCE

         (a) This Agreement constitutes a contract for the provision by Source of services as an independent contractor and not a contract of employment. Accordingly, Source shall pay all salaries and other compensation due to employees of Source engaged in the performance of the services specified herein. Source shall withhold, deduct and remit all taxes, contributions or imposts required by any Government having jurisdiction over the relationship between Source employees and Source.

         (b) Source shall use its best efforts to render the services required of it hereunder in a diligent and professional manner.


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         (c)      Source's liability, however, for wrongful acts or omissions in breach of this Agreement shall not extend to damages for lost profits or other consequential damages.

6.       MISCELLANEOUS PROVISIONS

         (a) This Agreement shall not be assignable by either party without the prior written consent of the other, except to a wholly-owned subsidiary of either Walsh or Source, as the case may be. In the event of a permitted assignment, however, the assigning party shall guarantee the performance of all the obligations under this Agreement.

         (b) No waiver, modification or alteration of any of the provisions of this Agreement shall be binding unless approved in writing by duly authorized representatives of the parties.

         (c) This Agreement embodies the entire contractual relationship between the parties in relation to the subject matter hereof, and no other agreement or understanding, verbal or otherwise, exists between the parties at the time of execution hereof.

         (d) All notices in connection with this Agreement shall be writing and may be personally delivered or delivered by registered or certified mail, return receipt requested, or telegraphed, telecopies or teletyped to the following address: If to Walsh, to it at:


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                     45 Rockefeller Plaza
                     Suite 912
                     New York, NY 10111

                  If to Source to it at:

                     Biltmore Financial Centre
                     2394 E. Camelback Road
                     Phoenix, AZ 85016

         (e) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.


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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the day and year first above written.

                                             WALSH INTERNATIONAL INC.


                                             By:  /s/ Michael A. Hauck
                                                 --------------------------

                                             SOURCE INFORMATICS INC.


                                             By:  /s/ Dennis M.J. Turner
                                                 ---------------------------



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